Exhibit 3.32

Amendment No. 3

Agreement of Limited Partnership
Of
TruGreen Limited Partnership
Dated October 31, 1990,
As amended May 20, 1992

THIS AMENDMENT is made on January 1, 2001, by and between ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“ServiceMaster Consumer Services L.P.”) and TruGreen Limited Partnership, a Delaware limited partnership (“TruGreen L.P.”).

Recitals

A.                                   The current partners of TruGreen L.P. are as follows:

State of
Company	Organization	Partner Type

ServiceMaster Consumer
Services Limited Partnership	Delaware	Limited Partner - 99%
TruGreen, Inc.	Delaware	General Partner - 1%

B.                                     Pursuant to that certain Agreement of Limited Partnership of TruGreen L.P., dated October 31, 1990, as amended May 20, 1992 (“LP Agreement”), ServiceMaster Consumer Services L.P. has exercised is right to assign its 99% partnership interest to TruGreen Holding L.L.C.

C.                                     As a result of the transaction contemplated by this Amendment, the partners of TruGreen L.P. will be as follows:

State of
Company	Organization	Partner Type

TruGreen Holding L.L.C.	Delaware	Limited Partner - 99%
TruGreen, Inc.	Delaware	General Partner - 1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.                                       Assignment of Partnership Interest. ServiceMaster Consumer Services L.P. assigns its 99% partnership interest to TruGreen Holding L.L.C.

2.                                       Partners after Assignment. As a result of the transaction contemplated by this Amendment, TruGreen, Inc. is the sole general partner of TruGreen L.P., and TruGreen Holding L.L.C. is the sole limited partner of TruGreen L.P.

3.                                       No Other Changes. The parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Consumer Services
Limited Partnership

By: ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano, III
Lawrence L. Mariano, III
Senior Vice President

TruGreen Limited Partnership

By: TruGreen, Inc.

By:	/s/ Robert C. von Gruben
Robert C. von Gruben
Vice President

Amendment No. 2

Agreement of Limited Partnership
of
TruGreen Limited Partnership
dated October 31, 1990

THIS AMENDMENT is made on August 5, 1998 by and among ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“ServiceMaster Consumer Services L.P.”), and TruGreen Limited Partnership, a Delaware limited partnership (“TruGreen L.P.”).

Recitals

A.                                   The current partners of TruGreen L.P. are as follows:

State of
Company	Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99.09%
TruGreen, Inc.	Delaware	General Partner—.01%

B.                                     Pursuant to that certain Agreement of Limited Partnership of TruGreen L.P., dated October 31, 1990 (“LP Agreement”), ServiceMaster Consumer Services L.P. has exercised its right to assign its .09% partner interest to TruGreen, Inc.

C.                                     As a result of the transaction contemplated by this Amendment, the partners of TruGreen L.P. will be as follows:

State of
Company	Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99%
TruGreen, Inc.	Delaware	General Partner—1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.                                       Assignment of Partner Interest. ServiceMaster Consumer Services L.P. assigns its .09% partner interest to TruGreen, Inc.

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2.                                       Partners after Assignment. As a result of the transaction contemplated by this Amendment, TruGreen, Inc. is the sole general partner of TruGreen L.P., and ServiceMaster Consumer Services L.P. is the sole limited partner of TruGreen L.P.

4.                                       No Other Changes. The Parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

TruGreen, Inc.		ServiceMaster Consumer Services Limited
Partnership

		By:	ServiceMaster Consumer Services,
Inc., general partner

By:	/s/ David M. Slott	By:	/s/ Ernest J. Mrozek
	David M. Slott		Ernest J. Mrozek
	President		President

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Amendment No. 1

Agreement of Limited Partnership
of
TruGreen Limited Partnership
dated October 31, 1990

THIS AMENDMENT is made on August 5, 1998 by and among TSSGP Limited Partnership, a Delaware limited partnership (“TSSGP”), and TruGreen Limited Partnership, a Delaware limited partnership (“TruGreen L.P.”).

Recitals

A.                                   The current partners of TruGreen L.P. are as follows:

State of
Company	Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99%
TruGreen, Inc.	Delaware	General Partner—.01%
TSSGP Limited Partnership	Delaware	Special General Partner—.09%

B.                                     TSSGP desires to withdraw as the Special General Partner of TruGreen L.P.

C.                                     ServiceMaster Consumer Services L.P. and TruGreen, Inc. desire to approve the withdrawal of TSSGP as the Special General Partner under the Agreement of Limited Partnership of TruGreen L.P., dated October 31, 1990 (“LP Agreement”).

D.                                    As a result of the transaction contemplated by this Amendment, the partners of TruGreen L.P. will be as follows:

State of
Company	Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99.09%
TruGreen, the.	Delaware	General Partner—.01%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.                                       Withdrawal of TSSGP. TSSGP withdraws as the Special General Partner from TruGreen L.P.

2.                                       Approval of Withdrawal. ServiceMaster Consumer Services L.P. and TruGreen, Inc. approve of the withdrawal by TSSGP as the Special General Partner under the LP Agreement.

3.                                       Partners after Withdrawal. As a result of the withdrawal of TSSPG, TruGreen, Inc. is the sole general partner of TruGreen L.P., and ServiceMaster Consumer Services L.P. is the sole limited partner of TruGreen L.P.

4.                                       No Other Changes. The Parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

TruGreen, Inc.		TSSGP Limited Partnership
(withdrawing limited partner)

		By:	TSSGP Management Corporation, general
partner

By:	/s/ David M. Slott	By:	/s/ Robert F. Keith
	David M. Slott		Robert F. Keith
	President		Vice President

ServiceMaster Consumer Services Limited Partnership

By:	ServiceMaster Consumer Services,
Inc., general partner

By:	/s/ Ernest J. Mrozek
Ernest J. Mrozek
President

2

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

TRUGREEN LIMITED PARTNERSHIP

MAY 20, 1992

TABLE OF CONTENTS

	ARTICLE I
	Organizational Matters

1.1	Formation	2
1.2	Name	2
1.3	Registered Office; Principal Office	2
1.4	Power of Attorney	3
1.5	Term	5

	ARTICLE II
	Definitions

2.1	Defined Terms	5

	ARTICLE III
	Purpose

3.1	Purpose	12

	ARTICLE IV
	Capital Contributions

4.1	General Partner	13
4.2	Class A Limited Partners	13
4.3	Class B Limited Partner	14
4.4	Capital Accounts	14
4.5	Computation Rules	15
4.6	Effect of Transfer of Partnership Interest	18
4.7	Issuance of Additional Partnership Interests	18
4.8	Redemptions	19
4.9	Interest	20
4.10	No Withdrawal	20
4.11	Loans From Partners	20
4.12	Division of Partnership Interests	20

	ARTICLE V
	Allocations

5.1	Determination of Profits and Losses	21
5.2	Allocation of Profits and Losses for Capital Account Purposes	21
5.3	Allocation in the Event of Transfers	21

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5.4	Allocation of Profits and Losses on Distribution of Assets in Kind	21
5.5	Elections	22
5.6	Deficit in Capital Account Balances	23
5.7	Recharacterization of Fees and Guaranteed Payments	23
5.8	Imputation of Profit or Loss	24
5.9	Minimum Gain	24
5.10	Qualified Income Offset	25
5.11	Limitation on Allocation of Losses	26
5.12	Curative Allocations	26

	ARTICLE VI
	Distributions of Net Cash Flow

6.1	Distributions of Net Cash Flow Not Within the Context of a Dissolution and Termination of the Partnership	26
6.2	Distributions of Net Cash Flow in the Context of a Dissolution and Termination of the Partnership	28

	ARTICLE VII
	Management and Operation of the Business

7.1	Management	28
7.2	Certificate of Limited Partnership	30
7.3	Reliance by Third Parties	31
7.4	Compensation and Reimbursement of the General Partner	32
7.5	Outside Activities	33
7.6	Partnership Funds	34
7.7	Loans to or From the General Partner: Contracts with Affiliates	35
7.8	Indemnifion of the General Partner	36
7.9	Liabilities of the General Partner and Affiliates	39
7.10	Resolution of Conflicts of Interest	40
7.11	Other Matters Concerning the General Partner	41
7.12	Title to Partnership Assets	42
7.13	General Partner’s Representations, Warranties and Covenants	42

	ARTICLE VIII
	Rights and Obligations of the Limited Partner

8.1	Limitation of Liability	42
8.2	Management of Business	43
8.3	Outside Activities	43

8.4	Return of Capital	43
8.5	Right of Limited Partner Relating to the Partnership	43

	ARTICLE IX
	Books, Records, Accounting and Reports

9.1	Records of the Partnership	45
9.2	Accounting Matters	45
9.3	Reports	46
9.5	Other Information	46

	ARTICLE X
	Tax Matters

10.1	Preparation of Tax Returns	47
10.2	Taxable Year	47
10.3	Tax Elections	47
10.4	Tax Controversies	47
10.5	Organization Expense	48
10.6	Taxation as a Partnership	48
10.7	Tax Shelter Investor List	48

	ARTICLE XI
	Transfer of Interests

11.1	Transfer	48
11.2	Transfer of Interest of General Partner	49
11.3	Transfer of Interest of Limited Partner	49

	ARTICLE XII
	Admission of Substituted Partners

12.1	Admission of Successor Limited Partner	49
12.2	Amendment of Agreement and of Certificate of Limited Partnership	50

	ARTICLE XIII
	Option to Sell and Option to Purchase the Percentage Interests Held by the Class A Limited Partners

13.1	Introduction: Definition of Terms	50
13.2	Grant of Option to Purchase	52
13.3	Grant of Option to Sell	52
13.4	Determination of Earnings for a Fiscal Year	53

13.5	Resolution of Disputes	53
13.6	Determination of the Option Price	54
13.7	Procedure for Exercise of an Option and Payment for the Percentage Interest Involved	55
13.8	Right of the Partnership to Purchase Percentage Interests Upon Termination of Employment of Certain Employees Prior to January 1, 1997	56
13.9	Termination by Reason of Death or Incapacity During the Early Departure Period or the Exercise Period	58
13.10	Effect of Acquisition of Other Businesses on Earnings	59
13.11	Right to Purchase	59
13.12	Amendment to Article XIII	60
13.13	Public Offering	60

	ARTICLE XIV
	Dissolution and Liquidation

14.1	Dissolution	60
14.2	Continuation of the Business of the Partnership After Dissolution	62
14.3	Liquidation	63
14.4	Distribution in Kind	65
14.5	Cancellation of Certificate of Limited Partnership	66
14.6	Reasonable Time for Winding Up	66
14.7	Return of Capital	67
14.8	Waiver of Partition	67

	ARTICLE XV
	Amendment of Partnership Agreement

15.1	Amendment to be Adopted Solely by the General Partner	67
15.2	Amendment Procedures	68

	ARTICLE XVI
	General Provisions

16.1	Addresses	69
16.2	Notices	69
16.3	Titles and Captions	69
16.4	Pronouns and Plurals	70
16.5	Binding Effect	70
16.6	Integration	70
16.7	Creditors	70

16.8	Waiver	70
16.9	Counterparts	70
16.10	Applicable Law	71
16.11	Invalidity of Provisions	71
16.12	Enforcement Costs	71
16.13	Reference to Treasury Regulations	71

Schedule A:                               Class A Limited Partners Signature Page

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AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
TRUGREEN LIMITED PARTNERSHIP

This Agreement of Limited Partnership is entered into on the twentieth day of May, 1992, by and among TruGreen, Inc., a Delaware corporation, as the general partner (the “General Partner”), the persons executing the “Class A Limited Partners Signature Page” as the Class A Limited Partners (the “Class A Limited Partners”), and ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership, as the Class B Limited Partner (the “Class B Limited Partner”) (collectively, the “Partners”).

The limited partnership organized under the agreement of limited partnership between the Original Partners dated October 20, 1990 (the “Partnership”) was formed under the name “PCLC Company Limited Partnership” by the filing of a Certificate of Limited Partnership with the Delaware Secretary of State on October 31, 1990. The General Partner was incorporated under the name “PCLC, Inc.” by the filing of a Certificate of Incorporation with the Delaware Secretary of State on October 31, 1990. On April 20, 1992, the name of the Partnership was changed to “TruGreen Limited Partnership” by the filing of a Certificate of Amendment of the Certificate of Limited Partnership and the name of the General Partner was changed to “TruGreen, Inc.” by the filing of a Certificate of Amendment of the Certificate of Incorporation. The Partners now desire to amend and restate the agreement of limited partnership of the Partnership in its entirety, to reflect the foregoing changes in name, to reflect the admission to the

Partnership of the Class A Limited Partners, to redesignate ServiceMaster Consumer Services L.P. as the Class B Limited Partner, to include a new Article XIII, and to make certain other changes, as follows:

ARTICLE I

Organizational Matters

1.1                                 Formation. The Partners hereby continue the Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act. The Partnership Interest of any Partner shall be personal property for all purposes.

1.2                                 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “TruGreen”. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate. The words “Limited Partnership” or the abbreviation “L.P.” shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

1.3                                 Registered Office; Principal Office. (a) The address of the registered office of the Partnership in the State of Delaware shall be Corporation Trust Center, 1229 Orange Street, Wilmington,

New Castle County, Delaware 19801. The registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company.

(b)                                 The principal office of the Partnership shall be 855 Ridge Lake Boulevard, Memphis, Tennessee 38120, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

1.4                                 Power of Attorney. (a) Each of the Partners hereby constitutes and appoints the General Partner and the Liquidator (as hereinafter defined), and any successor to either thereof by merger, assignment election or otherwise, with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)                              execute, swear to, acknowledge, deliver, file and record in the appropriate office:

(A)                             this Agreement, all certificates and other instruments other instruments and all amendments thereof which the General Partner or the Liquidator deems reasonable and appropriate or necessary to form, qualify or continue the qualification of the Partnership as a limited partnership (or a partnership in which limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property;

B)                                   all instruments which the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement made in accordance with its terms;

(C)                               conveyances and other instruments or documents which the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and

(D)                              all instruments relating to the admission, withdrawal or substitution of a partner pursuant to Article XI;

(ii)                            execute, swear to and acknowledge all ballots, consents approvals, waivers, certificates and other instruments appropriate or necessary in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm, or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement.

Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV or as otherwise expressly provided for in this Agreement.

The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent dissolution, bankruptcy or termination of any Partner or the transfer of all or any portio of its Partnership Interest and shall extend to the Partner’s successors, assigns and representatives. Each such Partner, in its capacity as such, hereby agrees to be bound by any representations made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designations, powers of attorney and other instruments as the General Partner or the Liquidator deem necessary to effectuate this Agreement and the purposes of the Partnership.

1.5                                Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act, and the Partnership shall continue in existence until the close of the Partnership’s business on December 31, 2040, or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.

ARTICLE II

Definitions

2.1                                Defined Terms. Unless clearly indicated to the contrary, the following definitions shall, for all purposes, be applied to the terms used in this Agreement.

“Adjusted Capital Account Deficit” means, with respect to each of the Partners, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(1)                   Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation sec. 1.704-1(b)(4)(iv)(f);

(2)                   Debit to such Capital Account the items described in Treasury Regulation sec. 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation sec. 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property for which the Carrying Value has been adjusted pursuant to Section 4.4, Section 4.5 or Section 4.6. Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Section 4.4, Section 4.5 or Section 4.6.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in the definition of “Affiliate”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.4 hereof. Subject to Section 4.4, the General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties transferred to the Partnership in a single or integrated transaction among each separate property on a basis proportional to their fair market values, taking into account Code Section 1060 principles where applicable.

“Business Day” means Monday through Friday of each week, except that a holiday recognized as such by the Government of the United States or the State of Illinois or Tennessee shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 4.4.

“Capital Contribution” means any cash and cash equivalent which a Partner contributes to the Partnership pursuant to Article IV.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery deductions and amortization deductions with respect to such property charged to the Capital Accounts of the Partners and adjusted to reflect any other changes to such Carrying Value for sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination; and (b) with respect to any other property, the adjusted basis thereof for federal income tax purposes, as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.4, Section 4.5 or Section 4.6.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware pursuant to Section 1.4, as it may be amended and/or restated from time to time.

“Class A Limited Partners” means the persons who execute Schedule A, entitled “Class A Limited Partners Signature Page.”

“Class A Limited Partners Admission Date” means May 20, 1992.

“Class B Limited Partner” means ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Commencement Date” means November 8, 1990.

“Contributed Property” means each Contributing Partner’s interest in each property or other consideration, in such form as may be permitted by the Delaware Act (but excluding cash and cash equivalents) which is contributed to the Partnership by such Contributing Partner (or deemed contributed to the Partnership upon termination thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.5 or Section 4.6, such property shall no longer constitute a Contributed Property for purposes of Section 5.13 but shall thereafter constitute an Adjusted Property for such purposes.

“Contributing Partner” means each Partner contributing (or deemed to have contributed, upon termination of the Partnership pursuant to Section 708 of the Code) property to the Partnership in exchange for a Percentage Interest.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Ann., Sections 17-101 et seq., as it may be amended from time to time, and any successor to such Act.

“Designated Amount” shall mean, for each Class A Limited Partner: (a) the total of all interest due from time to time under the Class A Limited Partner’s Equity Loan plus (b) the annual federal and state tax obligation imposed on such Class A Limited Partner because of Partnership earnings allocated to such Class A Limited Partner minus (c) the value of any tax benefit from paying the interest expense on the loans referred to above.

“Equity Loan” means, as to each Class A Limited Partner, the loan arranged by the General Partner or any successor loan entered into by such Class A Limited Partner, in order to fund the Capital Contribution of the Class A Limited Partner.

“Fiscal Year” means the calendar year.

“General Partner” means TruGreen, Inc., a Delaware corporation (formerly known as PCLC, Inc.).

“Initial Properties” means the assets and businesses which were transferred by the “WM Contributors” (as that term is defined in the Participation Agreement) pursuant to the Participation Agreement on or after the Commencement Date as defined therein.

“Limited Partners” means the Class A Limited Partners and the Class B Limited Partner, collectively.

“Liquidator” has the meaning specified in Section 14.3.

“Net Cash Flow” means the total cash receipts generated from the operations of the Partnership, the sale or other disposition of any Partnership property or otherwise (but specifically excluding (i) receipts from Capital Contributions and (ii) proceeds from loans to the Partnership), reduced by (a) all expense incident to the operation and management of the Partnership (but excluding any expense not involving a cash outlay), such as amounts charged for depreciation; (b) all current payments on account of any loans to the Partnership, including without limitation debt service to third party lenders; (c) expenditures for capital assets not financed through reserves previously set aside by the Partnership for such purposes; and (d) reasonable reserves for working capital and future obligations.

“Opinion of Counsel” means a written opinion of counsel acceptable to the General Partner. Such counsel may be the regular counsel to the Partnership or the General Partner.

“Original Partners” means the General Partner and ServiceMaster Consumer Services Limited Partnership.

“Participation Agreement” means the agreement having that name and dated as of November 8, 1990 by and among The ServiceMaster Company Limited Partnership and Waste Management, Inc. et al.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means the limited partnership organized pursuant to this Agreement.

“Percentage Interest” means the percentage ownership of the Partnership held by a given Partner. At the Commencement Date, the Percentage Interests of the Partners were: the General Partner: 1%; the Limited Partner: 99%. From and after the Class A Limited Partners Admission Date, the Percentage Interests of the Partners are: the General Partner: 1%; the Class A Limited Partners collectively: 12.2%; and the Class B Limited Partner: 86.8%. The General Partner shall maintain in the books and records of the Partnership a record of the

Percentage Interest held by each Class A Limited Partner. The Partners contemplate that the aggregate Percentage Interest of the Class A Limited Partners may increase to 15% at a date or dates subsequent to the Class A Limited Partners Admission Date.

“Person” means an individual or a corporation, partnership, trust, or unincorporated organization, association or other entity.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership that does not constitute capital gain or Section 1231 gain for federal income tax purposes because such gain represents the recapture of deductions previously taken with respect to such property or assets.

“ServiceMaster Consumer Services Affiliate” means any Affiliate of ServiceMaster Consumer Services Limited Partnership.

ARTICLE III

Purpose

3.1                                 Purpose. The purpose and business of the Partnership shall be the providing of termite and pest control services and lawn care services and the granting of franchises for the conduct of lawn care businesses. Such businesses shall include, without limitation, the acquisition, management, operation and disposition of the properties acquired by the Partnership as part of the transactions contemplated by the Participation Agreement and by the Asset Acquisition Agreement between the Partnership and Ecolab Inc. dated May 20, 1992, the carrying on of any businesses relating thereto or arising therefrom, the entering into any partnership, joint venture or other similar arrangement, to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, and anything incidental or necessary to the foregoing, all for the production of income and profit.

ARTICLE IV

Capital Contributions

4.1                                 General Partner. (a) The General Partner shall not be required to contribute to the capital of the Partnership except (i) as may be necessary to pay liabilities of the Partnership for which provision cannot otherwise be made through cash flow generated from operations of the Partnership or debt incurred in accordance with this Agreement or (ii) as otherwise expressly required pursuant to the provisions of this Agreement.

(b)                                 The General Partner will at all times while serving in such capacity retain its Percentage Interest which entitles the General Partner to a 1% participation in the Partnership’s income, gains, losses, deductions and credits, but only for so long as it continues to serve in such capacity.

4.2                                 Class A Limited Partners.          On the Class A Limited

Partners Admission Date, the Class A Limited Partners shall contribute to the Partnership cash and promissory notes in the aggregate amount of $2,196,000.

4.3                            Class B Limited Partner. (a) On the Commencement Date, the Class B Limited Partner contributed to the Partnership the Initial Properties and the Partnership assumed (or took the Initial Properties subject to) all liabilities and other indebtedness which were directly related to the Initial Properties.

(b)                            The contributions made by the Limited Partners pursuant to Sections 4.2 and 4.3 and the Agreed Value of such contributions for purposes of the Delaware Act shall be described and recorded in the books and records of the Partnership.

4.4                                 Capital Accounts. Separate Capital Accounts shall be maintained for each Partner in accordance with federal income tax accounting principles, maintained in accordance with Treasury Regulation Section 1.704-1(b). The Capital Account of each Partner shall be increased by: (i) the amount of any cash and the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to): (ii) the amount of Partnership income and gain or items thereof allocated to such partner; (iii) such Partner’s prorata share (determined in the same manner as such Partner’s share of income, gains, losses, deductions and credits) of any other amount received by the Partnership during such year which is exempt from federal income tax; and (iv) other items to the extent mandated by Treasury

Regulation Section 1.704-1(b). The Capital Account of each Partner shall be reduced by: (i) the amount of money distributed to the Partner by the Partnership; (ii) the fair market value of property distributed by the Partnership to the Partner (net of liabilities secured by such distribute property that the Partner is considered to assumed or take subject to); (iii) the amount of Partnership losses and deductions or items thereof allocated to the Partner; (iv) such Partner’s prorata share (determined in the same manner as such Partner’s prorata share of income, gains, losses, deductions or credits) of any other expenditures of the partnership which are not deductible in computing the Partnership’s taxable income and which are not properly capitalized; and (v) other items to the extent mandated by Treasury Regulation Section 1.704(b).

4.5                                 Computation Rules. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

(i)                                     Solely for purposes of the application of the provisions hereof, the Partnership shall be treated as owning directly its proportionate share of all property owned by any partnership, joint venture or similar entity in which the Partnership has an ownership interest (as determined by the General Partner based upon the provisions of the governing documents of such entity);

(ii)                                  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to a Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.6 or 4.7 to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived under the same method and useful life as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method the Managing General Partner may adopt.

(iii)                               Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted basis of such property as of the date of such disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iv)                              If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code (or any analogous provisions), the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Article V. Any restoration of such basis pursuant to Section 48(q)(2) (or any analogous provision) of the Code shall be allocated in the same manner to the Partnership Interests to which such deemed deduction was allocated.

(v)                                 All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) an interest in the Partnership that can neither be deducted nor amortized under Section 709 of the Code shall be treated as an item of deduction and shall be allocated among the Partners pursuant to Article V.

(vi)                              Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code (or treated as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i)(3)), without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

4.6                                 Effect of Transfer of Partnership Interest. Generally, a transferee of an interest in the Partnership Interest shall succeed to that portion of the Capital Account of the transferor relating to the interest transferred. However, if the transfer causes a termination of the Partnership under Section 708(b)(1)(8) of the Code, the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of the interest in the Partnership) and deemed recontributed by such Partners and transferees in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 4.7, and such adjusted Carrying Values shall constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with this Article IV.

4.7                                 Issuance of Additional Partnership Interests. Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv), upon an issuance of additional interests in the Partnership for cash or property, the Capital Accounts of all Partners shall, immediately prior to such issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Partnership property, as if such unrealized gain or unrealized loss had been recognized upon an actual sale or each such property, immediately prior to such issuance, and had been allocated to the Partners at such time pursuant to Article V. Once such amounts have been determined, the General Partner shall allocate such aggregate value among the properties of the Partnership in a manner it deems reasonable based on the fair market value for individual properties.

4.8                                 Redemptions. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), immediately prior to the distribution of cash or any Partnership property in consideration for an interest in the Partnership, including distributions pursuant to Article XIII and deemed distributions resulting from a termination of the Partnership as described in Section 4.5, the Capital Accounts of all Partners shall, immediately prior to any such distribution, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Partnership property, as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each property, immediately prior to such distribution, and had been allocated to the Partners at such time pursuant to Article V. In determining such unrealized gain or unrealized loss, the aggregate cash amount and fair market value of Partnership assets (including any cash or cash equivalents) immediately prior to a distribution shall, in the case of a deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the manner provided in Section 4.6 or in the case of a liquidating distribution pursuant to Article XIII, be determined and allocated by the General Partner using such reasonable methods of valuation and allocation as it may adopt.

4.9                            Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

4.10                      No Withdrawal. A Partner shall not be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership except as provided in Articles VI, XIII and XIV.

4.11                           Loans From Partners. Loans by a Partner to the Partnership shall not be considered Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such advance shall not result in any increase in the amount of the Capital Account of such Partner. The amounts of any such advances shall be a debt of the partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made. All such advances shall be made on terms at least as favorable as the Partnership could bargain for at arms-length with unrelated third party lenders.

4.12                           Division of Partnership Interests. There shall be no prohibition on the division of Partnership Interests by any Partner or the Partnership issuing or transferring such Partnership Interests or parts thereof under this Agreement.

ARTICLE V

Allocations

5.1                            Determination of Profits and Losses. The profits and losses of the Partnership shall be determined for each Fiscal Year in accordance with the accrual method of accounting within ninety days after the end of such Fiscal year. The terms “Profits” and “Losses” as used herein include each item of Partnership income, gain, loss, deduction and credit, as the case may be.

5.2                            Allocation of Profits and Losses for Capital Account Purposes. Except as otherwise provided herein, for purposes of maintaining the Capital Accounts and of determining the rights of the Partners among themselves, the Profits and Losses of the Partnership (including profit or loss on the sale of all or substantially all of the Partnership’s assets) shall be allocated with respect to each Fiscal Year to the Partners in accordance with their Percentage Interests.

5.3                            Allocation in the Event of Transfers. Each item of income, gain, loss, deduction or credit which is allocable to a Partner’s Percentage Interest that is transferred in whole or in part during any year shall, if permitted by law, be allocated according to the varying Percentage Interests of the Partners during the year. In applying this rule, the Partners shall prorate such Partnership items over the Partnership year by assigning the appropriate portion of each such item to each day in the period to which it is attributable.

5.4                                 Allocation of Profits and Losses on Distribution of

Assets in Kind. In the event that all or a portion of the assets of the Partnership are distributed to the Partners in kind, the Capital Accounts of the Partners shall be —

(a)                                  Increased by the gain which would have been recognized by the Partnership if the assets to be distributed in kind were sold by the Partnership at a price equal to the fair market value of such assets and any such Profits were allocated between the Partners in accordance with the provisions of this Article V; or

(b)                                 Decreased by the loss which would have been recognized by the Partnership if the assets to be distributed in kind were sold by the Partnership at a price equal to the fair market value of such assets and any such Losses were allocated between the Partners in accordance with the provisions of this Article V.

The term “fair market value” shall be an amount agreed upon unanimously by the Partners within thirty days of a determination to distribute assets in kind pursuant hereof and, if not so agreed, by appraisal performed by an appraiser selected in the reasonable good faith discretion of the General Partner, provided that such appraiser shall be an M.A.I. appraiser with at least five years prior experience in valuing similar assets.

5.5                                 Elections. In the event of a transfer of any Percentage Interest, including a transfer at death, the Partnership, upon the good faith approval of the General Partner (who shall specifically take into account the request of the Partner acquiring such

Percentage Interest), may elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership’s assets. Except insofar as an election pursuant to Section 754 has been made with respect to the interest of any Partner, the determination for federal income tax purposes of any Profits or Losses shall be made as provided for in this Agreement. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election.

5.6                            Deficit in Capital Account Balances. Upon dissolution and termination of the Partnership, the General Partner, after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which such liquidation occurs, shall contribute to the capital of the Partnership an amount equal to the negative balance, if any, in its Capital Account in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3). Any amount contributed by the General Partner under this Section 5.6 shall be distributed according to the priorities set forth in Section 14.3.

5.7                            Recharacterization of Fees and Guaranteed Payments. Notwithstanding anything to the contrary in this Agreement, in the event that any fees, interest or other amounts paid or payable to any Partner or any of its Affiliates (or any fees paid or payable to a third party) are deducted by the Partnership in reliance on Section 707(a) of the Code (or would be so deducted if such payee were treated as a Partner) and such fees, interest, or other amounts are disallowed as deductions to the Partnership and are recharacterized as Partnership distributions, then there shall be allocated to such Partner prior to the allocations otherwise pursuant to this Article an amount of Partnership gross revenues for the year in which such fees, interest or other amounts are treated as Partnership distributions in an amount equal to such fees, interests or other amounts treated as distributions.

5.8                            Imputation of Profit or Loss. Notwithstanding anything to the contrary in this Agreement, if and to the extent that, as a result of the Partnership engaging in any transaction between any Partner, any Partner is deemed to recognize income as a result of any transaction between such Partner and the Partnership pursuant to Sections 1272-1274, Section 7372, Section 483 or Section 482 of the Code, or any similar provision now or hereinafter in effect, or the Partnership is deemed to receive income under any of these provisions, any corresponding resulting loss, deduction or income of the Partnership shall be allocated to the Partner who engaged in such transaction with the Partnership.

5.9                            Minimum Gain. Notwithstanding any other provision of this Agreement, if a Limited Partner’s Capital Account has a deficit balance resulting in whole or in part from allocations of loss or deduction attributable to nonrecourse debt which is secured by Partnership property, which deficit balance exceeds such Limited Partner’s share of minimum gain (as defined below), then gross income and gain shall first be allocated to such Limited Partner in an amount equal to such excess. For purposes of this Section 5.9, “minimum gain” means the excess of the outstanding principal balance of nonrecourse debt which is secured by Partnership property over the Partnership’s adjusted tax basis of such property. The Partners acknowledge that this Section 5.9 is intended to comply with the requirements of Treasury Regulation Section 1.704-1(b)(4)(iv) and is to be interpreted, if possible, to comply with requirements of such regulation. The General Partner shall have complete discretion to amend this provision and if, in the Opinion of Counsel, such amendment is advisable to comply with Treasury Regulation Section 1.704-1(b)(4)(iv).

5.10                           Qualified Income Offset. (a) Except as provided in Section 5.9, in the event that the Limited Partner unexpectedly receives an adjustment, allocation or distribution due to items set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that results in such Limited Partner having an Adjusted Capital Account Deficit, such Limited Partner shall, as quickly as possible and to the extent required by Treasury Regulation Section 1.704-1(b)(2)(ii)(d), be allocated items of gross income in an amount sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

(b)                                 The Partners acknowledge that this Section 5.10 is intended to comply with the requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), relating to a “qualified income offset”, and is to be interpreted, if possible, to comply with the requirements of such regulation. The General Partner shall have complete discretion to amend this provision if such an amendment would not have a material adverse effect on the Limited Partner and if, in the Opinion of Counsel, such amendment is advisable to comply with Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

5.11                      Limitation on Allocation of Losses. Notwithstanding the provisions of Section 5.2, Losses allocated pursuant to Section 5.2 shall not exceed the maximum amount of Losses that can be so allocated without causing the Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Losses in excess of the limitation set forth in this Section 5.11 shall be allocated to the General Partner.

5.12                      Curative Allocations. Notwithstanding the provisions of Section 5.2, allocations pursuant to Sections 5.9, 5.10 and 5.11 shall be taken into account in allocating other Profits or Losses among the Partners so that to the extent possible the net amount of such allocations of other Profits or Losses and the allocations pursuant to Section 5.9, 5.10 and 5.11 to each Partner shall be equal to the net amount that would have been allocated to such Partner if the allocations pursuant to Sections 5.9, 5.10 and 5.11 had not occurred.

ARTICLE VI

Distributions of Net Cash Flow

6.1                                 Distributions of Net Cash Flow Not Within the Context of a Dissolution and Termination of the Partnership. (a) Net Cash Flow not distributed in connection with a dissolution and termination of the Partnership shall be distributed as provided in this Section 6.1.

(b) For the period beginning with May 20, 1992, and ending December 31, 1996, and for each Fiscal Year thereafter until the first Fiscal Year in which no Equity Loans are outstanding, the General Partner shall cause the Partnership to distribute to each of the Class A Limited Partners an amount in cash equal to the Designated Amount for such Class A Limited Partner. Net Cash Flow not distributed to the Class A Limited Partners pursuant to the foregoing provision shall be distributed to the General Partner and the Class B Limited Partner in proportion to their Percentage Interests inter se. Distributions of Net Cash Flow made pursuant to this paragraph (b) shall be made at such times during the first period described above and each such Fiscal Year thereafter or within a reasonable time thereafter as determined by the General Partner, except that such distributions shall be made not less often than necessary to enable the Class A Limited Partners to meet their interest and tax payment obligations made and incurred in connection with their Equity Loans and their position as Class A Limited Partners.

(c) Commencing with the first Year in which no Equity Loans are outstanding, the amount and timing of Net Cash Flow distribution shall be determined by the General Partner in its discretion. All distributions of Net Cash Flow which are made shall be distributed to the Partners in proportion to their Percentage Interests.

(d) The General Partner agrees that if, because of a withdrawal of cash from the Partnership by direction of the General

Partner, the Partnership is thereby unable to make a distribution equal to the Designated Amount at the time when such distribution would otherwise be made pursuant to this Section 6.1, then the General Partner either will provide the Partnership with the funds needed for such distribution or the General Partner will indemnify and hold each Class A Limited Partner harmless from the consequences of the inability of the Partnership to make such distribution.

6.2           Distributions of Net Cash Flow in the Context of a Dissolution and Termination of the Partnership. Distributions of Net Cash Flow upon the dissolution and termination of the Partnership shall be made in accordance with the provisions of Section 14.3.

ARTICLE VII

Management and Operation of the Business

7.1           Management. (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General partner and no other Partner shall have any right of control or management over the business and affairs of the Partnership.

(b) In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, subject to the terms of this Agreement, including, without limitation —

(i)            the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidence of indebtedness, and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership in the ordinary course of business;

(ii)           the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership and the merger of the Partnership into another entity;

(iii)          the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons and the repayment of obligations of the Partnership;.

(iv)          the negotiation and execution on any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Partnership operations or the implementation of its powers under this Agreement;

(v)           the distribution of Partnership cash as provided herein;

(vi)          the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(vii)         the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary;

(viii)        the formation of any further limited or general partnerships, joint ventures, or other relationships that it deems desirable in the ordinary course of business; and

(ix)           the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation.

(c) The participation by the General Partner in any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners under this Agreement or under applicable law.

7.2           Certificate of Limited Partnership. The General Partner shall cause to be filed such certificates or documents as may be determined by the General Partner to be reasonable or necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partner has limited liability) in the Sate of Delaware or any other state in which the Partnership may elect to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate and not in contravention of this Agreement, the General Partner shall file amendments to the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partner has limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware and from any other certificates or documents filed in any other states in order to qualify the Partnership to do business therein, and from all amendments thereto, the name and address of the Limited Partners and information relating to the Capital Contributions and share of profits of the Limited Partners.

7.3         Reliance by Third Parties. Any other provision of this Agreement to the contrary notwithstanding, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber, sell or otherwise use, and any such lender or purchaser shall be entitled to rely exclusively on the representation of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner on behalf of the Partnership as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the General Partner or the General Partner’s representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner’s representative with respect to the business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

7.4           Compensation and Reimbursement of the General Partner.

(a) The General Partner shall be reimbursed for all expenses, disbursements and advancements incurred or made in connection with the organization of the Partnership, the qualification of the Partnership and the General Partner conducting Partnership business.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid by the General Partner to any Person to perform services to the Partnership) and for that portion of the General Partner’s and its Affiliates’ in-house legal and accounting costs and expenses, telephone, secretary, aircraft, travel and entertainment expenses, office rent and other office expenses, salaries and other compensation expenses of employees, officers and directors, other administrative expenses and other expenses, all of which are necessary or appropriate to the conduct of the Partnership’s business and are allocable to the Partnership.

7.5           Outside Activities. (a) The General Partner has been organized for the sole purpose of serving as the general partner of the Partnership. Accordingly, the General Partner may not enter into or conduct any business in addition to the business of serving as the General Partner under the terms of this Agreement.

(b) Any Affiliate of the General Partner and any director, officer, partner or employee of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership and may engage in any other business and activities for their own account and for the account of others, except for business interests and activities that conflict with or are in direct competition with the Partnership. Except as specified in Section 7.5(a) above and in this Section 7.5(b), no other provision of this Agreement shall be deemed to prohibit any such Person from conducting such other business and other activities. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or their partnership relationship created hereby in any business ventures of any Affiliate of the General Partner or any director, officer, partner or employee of the General Partner or an Affiliate of the General Partner.

7.6         Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. The General Partner may, in its sole discretion, deposit funds of the Partnership in a central disbursing account maintained by or in the name of the General Partner or the Partnership in which funds of the Partnership and other Persons are also deposited, provided that at all times books of- account are maintained which show the amount of funds of the Partnership on deposit in such account. The General Partner may use the funds of the Partnership as compensating balances for its benefit, provided that such funds do not directly or indirectly secure, and are not otherwise at risk on account of, any indebtedness or other obligation of the General Partner or any director, officer, partner, employee or Affiliate thereof. All withdrawals from or charges against such accounts shall be made by the General Partner or by its officers or agents. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

7.7           Loans to or From the General Partner: Contracts with Affiliates. (a) The General Partner or any Affiliate thereof may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; ‘provided, however, that the General Partner or such Affiliate may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to the General Partner’s or the Class B Limited Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or any Affiliate, as the case may be, for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership.

(b) The General Partner may itself or through an Affiliate, render services to the Partnership. Any service rendered to the Partnership by the General Partner or any such Affiliate shall be on terms that are fair and reasonable to the Partnership. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.7(b).

(c) The Partnership may transfer assets to joint ventures,

other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions which are consistent with applicable law as the General Partner deems appropriate and which are approved by the Limited Partners.

(d) The Partnership may transfer assets to other partnerships, corporations or other business entities which are controlled, directly or indirectly, by ServiceMaster Consumer Services Limited Partnership upon such terms and subject to such conditions which are consistent with applicable laws as the General Partner deems appropriate and which are approved by the Limited Partners.

(e) Neither the General Partner nor any Affiliate thereof shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership.

7.8           Indemnification of the General Partner. (a) To the fullest extent permitted by law, the General Partner, its Affiliates and their directors, officers, partners, employees and agents (all of whom are hereinafter referred to in this Section 7.8 as the “Indemnities”) shall be indemnified and held harmless by the Partnership from and against all and any losses, claims, damages, liabilities (joint and several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings

(civil, criminal, administrative or investigative), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (i) a general partner or an agent of the General Partner or an Affiliate thereof or (ii) a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof, or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to or arise out of the Partnership, its property, business or affairs, regardless of whether the Indemnitee continues to be the General Partner or an Affiliate thereof or the General Partner or an Affiliate thereof at the time of any such liability or expense is paid or incurred, if (A) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (B) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea or nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (A) or (B) above. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership.

(b) All expenses or costs which are incurred by the Partnership which are of a nature as to be reasonably required by a ServiceMaster Consumer Services Affiliate due to its relationship to a ServiceMaster Consumer Services Affiliate will be allocated to the Partnership and included in operating expenses for all accounting purposes, including the calculation of Earnings. The Partnership may elect to purchase legal services, accounting services, management information services and other services from ServiceMaster Consumer Services Affiliates or from The ServiceMaster Company at the cost of such services to such ServiceMaster Consumer. Services Affiliates or The ServiceMaster Company.

(c) To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to the indemnification as authorized in this Section.

(d) The indemnification provided by this Section shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Partners; as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a General Partner or an Affiliate or as a director, officer or employee of the General Partner or an Affiliate and to action in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the

Indemnitee.

(e) The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability in excess of such Limited Partner’s Capital Contribution by reason of these indemnification provisions.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section because the Indemnitee had an interest in the transaction with respect to which the indemnification applied if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section are for the benefit of the Indemnities and shall not be deemed to create any rights for the benefit of any other Persons, except as provided in paragraph (d).

7.9           Liabilities of the General Partner and Affiliates. (a) Neither the General Partner, its Affiliates nor their directors, officers, partners, employees or agents shall be liable to the Partnership, or the Limited Partners or to any Persons who have acquired interests in the Percentage Interests, whether as limited partners or otherwise, for errors in judgment or for any acts taken or omissions occurring in good faith.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder, whether directly or by or through an agent, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

7.10         Resolution of Conflicts of Interest. Unless otherwise expressly provided herein, (a) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, on the other hand, or (b) whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provides terms which are, fair and reasonable to the Partnership, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or therein.

(b) Whenever in this Agreement, and subject to the obligation of the General Partner to abide by all the terms of this Agreement,

the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion”, with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest or factors affecting the Partnership or any of the other Partners, or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, or any other agreement contemplated herein or therein.

7.11         Other Matters Concerning the General Partner. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party in interest.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any opinion of such Persons as to matters which the General Partner believes to be within such Persons’ professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

7.12         Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms and provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records irrespective of the name in which legal title to such Partnership assets is held.

7.13         General Partner’s Representations, Warranties and Covenants. The General Partner covenants and agrees that commencing with the Commencement Date, it will not consent to any action which would have the effect of causing a termination of the Partnership under Section 708 of the Code.

ARTICLE VIII

Rights and Obligations of the Limited Partners

8.1           Limitation of Liability. None of the Limited Partners, nor any Person who may become a limited partner hereunder, shall have any liability under this Agreement except as provided in this Agreement or in the Delaware Act.

8.2           Management of Business. Neither the Limited Partners as a group nor individually shall take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, general partner, employee or agent of the Class B Limited Partner or its Affiliate in its capacity as such shall not affect, impair or eliminate the limitations on the liability of any Limited Partner under this Agreement.

8.3           Outside Activities. The Limited Partners shall be entitled to have business interests and engage in business activities in addition to those relating to the Partnership. Neither the Partnership, any other Partner, nor any one else shall have any rights by virtue of this Agreement in any business ventures of the Limited Partners.

8.4           Return of Capital. The Limited Partners shall not be entitled to the withdrawal or return of their Capital Contributions, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law, and then only to the extent provided for in this Agreement.

8.5           Right of Limited Partners Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, the Limited Partners shall have the right, for a proper purpose reasonably related to the Limited Partners’ interest as limited partners in the Partnership, upon reasonable demand at the expense of the Partnership:

(i)                                     to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)                                  promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)                               to have furnished to it, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

(iv)                              to have furnished to it, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(v)                                 to inspect and copy any of the Partnership’s books and records and to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

ARTICLE IX

Books, Records, Accounting and Reports

9.1           Records of the Partnership. (a) The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including (without limitation) all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to this Agreement. Any records maintained by the Partnership in the regular course of its business, including the record of the holders of Percentage Interests, books of account and records of Partnership proceedings, may be kept on or be in the form of magnetic tape, photographs, micrographics or any other information storage device; provided, that the records so kept are convertible into clearly legible written form within a reasonable period of time.

(b) Any former partner of the Partnership shall have a right to receive copies of all books and records of the Partnership pertaining to its terms as a partner at the expense of the Partnership.

9.2           Accounting Matters. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles consistently applied. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made in good faith by the General Partner.

9.3           Reports. (a) As soon as practicable, but in no event later than 120 days after the close of each Fiscal Year, the General Partner shall cause to be delivered to any Limited Partner, upon request, as of the last day of that Fiscal Year reports containing financial statements of the Partnership for the Fiscal Year, presented in accordance with generally accepted accounting principles consistently applied, including a balance sheet, a statement of income, a statement of Partners’ equity and a statement of cash flows. Such statements shall be provided by the CFO.

(b) As soon as practicable, but in no event later than 75 days after the close of each calendar quarter, except the last calendar quarter of each Fiscal Year, the General Partner shall cause to be delivered to any Limited Partner, upon request, as of the last day of that calendar quarter a report containing such financial information for that calendar quarter as the General Partner in good faith deems appropriate, but in no event anything less than a balance sheet, a statement of income and a statement of Partners’ equity.

9.5           Other Information. The General Partner may release such information concerning the operations of the Partnership to such sources as is customary in the industry or required by law or regulation of any regulatory body.

ARTICLE X

Tax Matters

10.1 Preparation of Tax Returns.    The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall furnish to Partners within 90 days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gains, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

10.2 Taxable Year.    The taxable year of the Partnership shall be the calendar year.

10.3 Tax Elections.    Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code. The General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the rights to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.

10.4 Tax Controversies.    Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the

Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.

10.5 Organization Expense.    The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

10.6 Taxation as a Partnership.    No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

10.7 Tax Shelter Investor List.    The General Partner, or such person as may be selected by the General Partner, shall be the designated person for maintaining a list pursuant to Section 6112 of the Code of persons who have acquired a Percentage Interest. This provision shall constitute a designation agreement under Treasury Regulation 301.6112-1T among those persons otherwise required to maintain investor lists under Code Section 6112.

ARTICLE XI

Transfer of Interests

11.1 Transfer.    (a) The term “transfer”, when used in this Article XI with respect to a Percentage Interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage,

exchange or any other disposition.

(b)  No Percentage Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of any Percentage Interest not made in accordance with this Article XI shall be null and void.

11.2 Transfer of Interest of General Partner.    The General Partner may not transfer all or any part of its Percentage Interest to any Person except to one of its Affiliates. The Limited Partners consent to any such transfer. The Transferee Affiliate of all the Percentage Interest of the General Partner pursuant to this Section 11.2 shall be admitted to the Percentage as the General Partner immediately prior to the effective date of transfer of the General Partner’s Percentage Interest and such transferee shall continue the business and operation of the Percentage without dissolution.

11.3 Transfer of Interest of a Limited Partner.    No Limited Partner may transfer all or any part of his, her or its Percentage Interest as a limited partner, except that a successor of the Class B Limited Partner may succeed to its Percentage Interest as a limited partner in the -Partnership.

ARTICLE XII

Admission of Substituted Partners

12.1 Admission of Successor Limited Partners.    The successor of the Percentage Interest of a Limited Partner shall be admitted to the Partnership as a limited partner upon furnishing to the General Partner an acceptance, in form satisfactory to the General Partner, of all the terms and conditions of this Agreement and such other documents or instruments as may be required in order to effect his, her or its admission as a limited partner.

12.2 Amendment of Agreement and of Certificate of Limited Partnership.    In connection with the admission to the Partnership of any successor Partner, the General Partner shall take all steps necessary and appropriate to prepare as soon as practical an appropriate amendment of this Agreement and, if required by law, to prepare and file an appropriate amendment of the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 1.4.

ARTICLE XIII

Option to Sell and Option to Purchase
the Percentage Interests Held by
the Class A Limited Partners

13.1 Introduction: Definition of Terms.    This Article XIII provides for the acquisition by the Partnership under certain circumstances of the Percentage Interests held by the Class A Limited Partners. As used in this Article XIII, the following terms have the indicated meanings:

“Average Earnings” means Cumulative Earnings divided by Years Involved.

“Calculation Period” means the period commencing on January 1, 1992, and ending December 31, 2001.

“CFO” means the Chief Financial Officer of the General Partner.

“Cumulative Earnings” means the sum of the Earnings for each Fiscal Year in the Calculation Period with respect to any particular Option holder up to, but not including, the Fiscal Year in which a notice is given by either a Class A Limited Partner or the Partnership, as the case may be, to exercise an Option.

“Earnings” means, for any given Fiscal Year in the Calculation Period for which a calculation of Cumulative Earnings is being made, the operating income of the Partnership’s lawn care operations (specifically excluding any termite and pest control operations) for that Fiscal Year, after deducting amortization of all intangible assets recorded on the Partnership’s books and records, including those acquired under both the Participation Agreement and the Asset Acquisition Agreement between the Partnership and Ecolab Inc. dated May 20, 1992, reduced by an annual interest charge computed at 9% on $162 million of debt and by a royalty fee of 1.2% of total revenues from lawn care operations.. All other interest associated with the Partnership’s lawn care operations, as determined in accordance with generally accepted accounting principles, including interest on any other long-term or short-term debt, also shall be included in the computation of Earnings. Earnings shall be calculated by the CFO and as further provided in Section 13.5.

“Employing Entity” means the Partnership, the General Partner and the Class B Limited Partner, or any one of them, in their capacity as an employer of personnel.

“Exercise Period” means the period beginning on January 1, 1997, and ending on January 31, 2002.

“Loan Balance” means at any given time, the principal balance of the Equity Loan of a Class A Limited Partner.

“Option” means the right granted to the Partnership under Section 13.2 and the right granted to each Class A Limited Partner under Section 13.3.

“Option Price” means the price payable for the Percentage Interest (or part thereof) held by a Class A Limited Partner which is subject to the option rights granted under Sections 13.2 and 13.3. The Option Price shall be determined pursuant to Section 13.6.

“Years Involved” means the number of Fiscal Years involved in the calculation of Cumulative Earnings.

13.2 Grant of Option to Purchase.     Each Class A Limited Partner grants to the Partnership the right and option to purchase from such Class A Limited Partner, from time to time and at any time during the Exercise Period, at the Option Price, some or all of the Percentage Interest held by such Class A Limited Partner.

13.3 Grant of Option to Sell.    The Partnership grants to each Class A Limited Partner the right and option to sell to the Partnership, from time to time and at any time during the Exercise Period, at the Option Price, some or all of the Percentage Interest held by such Class A Limited Partner.

13.4 Determination of Earnings for a Fiscal Year.    As promptly as practicable after the close of each Fiscal Year within the Calculation Period, and in no event later than ninety (90) days after the close of such Fiscal Year, the CFO shall determine the Earnings for that Fiscal Year in accordance with this Article XIII and, to the extent not inconsistent therewith, in accordance with generally accepted accounting principles consistently applied. The General Partner thereupon shall notify the Class A Limited Partners of the amount of Earnings for such Fiscal Year, and the General Partner shall provide the Class A Limited Partners with all of the information reasonably needed to enable them to understand how the determination of Earnings was made.

13.5 Resolution of Disputes.    (a) If there is any disagreement between the General Partner and a majority in interest of the Class A Limited Partners with respect to the determination of Earnings, then such persons immediately shall meet for the purpose of resolving such disagreement. If such disagreement is not resolved within fifteen (15) days of any such meeting, then such majority in interest of the Class A Limited Partners may engage the services of a nationally recognized independent certified public accounting firm as may be selected by the General Partner (the “first accounting firm”) to examine the aforesaid calculation of Earnings by the CFO. If the first accounting firm disagrees with the CFO, then the CFO and such majority in interest of the Class A Limited Partners shall select a second nationally recognized independent certified public accounting firm (the “second accounting firm”) to calculate Earnings, and the determination of the second accounting firm shall be final and binding upon the Partners (including any Class A Limited Partners who originally were not in disagreement with the General Partner’s determination of Earnings).

(b) All expenses of any first and second accounting firms incurred by the Partners in accordance with the foregoing adjustment procedure shall be the sole obligation of the Class A Limited Partners who retained the first accounting firm. All expenses of the CFO shall be the sole obligation of the Partnership. However, in the event that the ultimate resolution of the Earnings calculation contains an upward adjustment in excess of two percent (2%) of the computation delivered by the CFO, then all expenses of the accounting firms shall become the sole obligation of the Partnership, with no effect on the Earnings calculation by virtue of such expense.

13.6 Determination of the Option Price.    The Option Price for the Percentage Interest (or part thereof) held by a Class A Limited Partner sold pursuant to the exercise of an Option shall initially be determined by using the following mechanism:

Option Price = Average Earnings X 13 x Percentage Interest or part thereof with the results obtained requiring confirmation by an independent appraisal. A nationally recognized independent appraisal firm selected by the General Partner will conduct the independent appraisal. The Partnership will bear the expense of any independent appraisal, with no effect on the Earnings calculation by virtue of such expense.

13.7 Procedure for Exercise of an Option and Payment for the  Percentage Interest Involved.    (a)    The Partnership may exercise the Option granted to it under Section 13.2 by giving the Class A Limited Partner a written notice to that effect. The notice shall set a date for closing which shall be seven (7) days from the date of such notice (unless such seventh day is a Saturday, Sunday or holiday, in which case the closing shall be on the first business day thereafter). Such notice must be given before the expiration of the Exercise Period.

(b) Each Class A Limited Partner may exercise the Option granted to him or her under Section 13.3 by giving the General Partner a written notice to that effect. The notice shall indicate the Class A Limited Partner to whom such exercise relates and shall set a date for the closing of the transaction contemplated by such Option which shall be thirty (30) days from the date of such notice (unless such thirtieth day is a Saturday, Sunday or holiday, in which case the closing shall be on the first business day thereafter). Such notice must be given before the expiration of the Exercise Period.

(c) At the closing held with respect to each notice given pursuant to Section 13.7(a) or Section 13.7(b), the Class A Limited Partner whose Percentage Interest (or part thereof) is involved in the closing shall deliver to the General Partner an assignment of the Percentage Interest (or part thereof) as to which the Option has been exercised, and the General Partner, on behalf of the Partnership, shall deliver a certified or bank cashier’s check in an amount equal to the difference between the Loan Balance and the Option Price as established for the Percentage Interest (or part thereof) pursuant to Section 13.6. If the Option Price is equal to or greater than the Loan Balance, then the General Partner also shall pay the Loan Balance to the lender of the Equity Loan on the date of such closing. If, on the other hand, the Option Price is less than the Loan Balance, then the General Partner shall pay the entire Option Price to the lender of the Equity Loan on the date of such closing. The location of the closing shall be the principal office of the Partnership.

13.8 Right of the Partnership to Purchase Percentage Interests Upon Termination of Employment of Certain Employees Prior  to January 1, 1997.    (a) If an individual who is an employee of an Employing Entity is also a Class A Limited Partner, and if the employment of such Class A Limited Partner terminates at any time during the period beginning on the Commencement Date and ending December 31, 1996 (respectively, the “Departing Employee” and the “Early Departure Period”), then the Partnership thereupon shall have the right to purchase the Percentage Interest of such Class A Limited Partner. Written notice pursuant to Section 13.7 will be deemed to be given upon the termination of such Departing Employee’s employment with an Employing Entity. The Percentage Interest which may be purchased by the Partnership hereinafter is called the “Surrendered Percentage Interest”. The purchase price of the Surrendered Percentage Interest shall be determined under Section 13.8(b).

(b) If the Departing Employee’s employment with the Employing Entity terminates, whether voluntarily or involuntarily, during the Early Departure Period, then the price at which the Surrendered Percentage Interest shall be purchased shall equal the amount determined pursuant to Section 13.6. In applying Section 13.6, the number and identity of the Fiscal Years to be used for the Cumulative Earnings (which, in turn, will establish Average Earnings) shall be the number and identity of full Fiscal Years in which such Class A Limited Partner shall have been an employee of the Employing Entity and a Class A Limited Partner.

(c) Payment of the amount determined under Section 13.8(b) (“Termination Pay Out”) shall be paid by the Partnership to the Departing Employee in two installments. If the Termination Pay Out is less than or equal to the Loan Balance, then the first installment shall be payable to the lender of the Equity Loan not later than thirty (30) days after the termination of employment of the Departing Employee, and no second installment shall be paid. If the Termination Pay Out exceeds the Loan Balance, then the first installment shall equal the Loan Balance and shall be payable to the lender of the Equity Loan not later than thirty (30) days after the termination of employment of the Departing Employee. The second installment shall equal the balance of the Termination Pay Out and shall be paid to the Departing Employee not later than thirty (30) days after the General Partner has determined Earnings for the Fiscal Year 1996, as provided in Section 13.4 and subject to the procedure therein.

(d) An employee may be involuntarily terminated as an employee of the Employing Entity under this Section 13.8 for good and sufficient cause only. When the Employing Entity believes that such cause exists, the Employing Entity shall give to the employee 45 days written notice. The employee shall have an opportunity to cure the deficiency or facts relating to the cause stated by the Employing Entity during such 45 day notice period. The Board of Directors of the General Partner shall be the final decisionmaker as to the employee’s effort to cure.

13.9 Termination by Reason of Death or Incapacity During the  Early Departure Period or the Exercise Period.     If an employee of an Employing Entity is also a Class A Limited Partner, and if such Class A Limited Partner ceases to be an employee of the Employing Entity at any time during the Early Departure Period or the Exercise Period because of his or her death or incapacity, then the Partnership shall have both the right and the duty to purchase the Percentage Interest of such Class A Limited Partner’ as soon as possible. The Option Price for such Percentage Interest shall be determined pursuant to Section 13.6. In applying Section 13.6, the number and identity of the Fiscal Years to be used for the Cumulative Earnings (which, in turn, will establish Average Earnings) shall be the number and identity of full Fiscal Years in which such Class A Limited Partner shall have been an employee of the Employing Entity and a Class A Limited Partner.

13.10 Effect of Acquisition of Other Businesses on Earnings. (a)    If the Partnership or any Affiliate of the General Partner (a “ServiceMaster Affiliate”) has the opportunity to acquire one or more lawn care businesses at any time in the future which are in addition to the ChemLawn business, and if any of such lawn care businesses are in any way related to or engaged in any similar or competitive business to that of the Partnership as being conducted at that time (“Future Acquisition”), then the Partners, by a majority vote according to Percentage Interests, shall determine in each case whether such Future Acquisition shall be of any effect on the calculation of Earnings (regardless of whether it is to be acquired by the Partnership or acquired by any ServiceMaster Affiliate or through a separate entity formed by any ServiceMaster Affiliate). If such majority of the Partners favors including the Future Acquisition in the Earnings calculation, and if the Future Acquisition is in fact made, then the earnings, debt service and all other items affecting income and cash flow shall be included in the computation of Earnings. If, on the other hand, such majority of the Partners disfavors including the Future Acquisition in the computation of Earnings, then the making of the Future Acquisition shall not in any way affect the computation of Earnings.

13.11 Right to Purchase.     Nothing in this Agreement restricting the Partnership’s ability to purchase assets shall be deemed to interfere with the ability of the Partnership to purchase Percentage Interests pursuant to this Article XIII. The funds for any purchase of Percentage Interests by the Partnership provided under this Article XIII shall be contributed as a Capital Contribution by the General Partner, and in respect thereof, the General Partner shall receive the Percentage Interests to its credit.

13.12 Amendment to Article XIII.    This Article XIII shall not be amended except by the consent of all Partners.

13.13 Public Offering.    If the Partnership registers the Percentage Interests of the Class A Limited Partners as part of a public offering so that such Percentage Interests are traded on a national securities exchange, then the Options will be deemed terminated as of the date of such public offering, and this Agreement automatically shall be amended to delete this Article XIII as of the date of such public offering.

ARTICLE XIV

Dissolution and Liquidation

14.1 Dissolution.  (a) The Partnership shall not be dissolved by the admission of additional or substituted partners in accordance with the terms of this Agreement.

(b)           The Partnership shall dissolve and its affairs shall be wound up, upon:

(1)           The expiration of its term as provided in Section 1.5;

(2)           the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to this Agreement);

(3)                                  an election to dissolve the Partnership given to the General Partner by the unanimous consent of all the Partners; or

(4)                                  the bankruptcy or the dissolution of the General Partner; provided, however, that the Partnership shall not be dissolved upon an event described in Section 14.1(b)(2) if, within 90 days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.

(c)           For purposes of this Section 14.1, bankruptcy of the General Partner shall be deemed to have occurred when (i) the General Partner commences a voluntary proceeding or files an answer in any involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) it is adjudicated a bankrupt or insolvent or has entered against it a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect; (iii) it executes and delivers a general assignment for the benefit of its creditors; (iv) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (i) above; (v) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or for any substantial part of its properties; or (vi) (A) any proceeding of the nature described in clause (i) above has not been dismissed 120 days after the commencement thereof or (B) the appointment is without consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (v) above has not been vacated or stayed within 90 days after the expiration of any such stay.

14.2 Continuation of the Business of the Partnership After  Dissolution.    Upon dissolution of the Partnership in accordance with Section 14.1(b)(2) or Section 14.1(b)(4), and a failure of all Partners to agree to continue the business of the Partnership and appoint a successor General Partner as provided in Section 14.1, then within an additional 90 days the remaining Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement and having as a general partner a Person elected by the remaining Partners. Upon any such election, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within 180 days after dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within 180 days after dissolution or within ninety (90) days after any event in Section 14.1(b), then:

(a)                                  the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

(b)                                 if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a limited partner in the Partnership; and

(c)                                  all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4;

provided, that the right of the remaining Partners to select a successor general partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel from counsel satisfactory to the General Partner that (i) the exercise of the right would not result in the loss of limited liability of the Limited Partners and (ii) neither the Partnership nor the reconstituted Partnership would be treated as an association taxable as a corporation for federal income tax purposes upon the exercise of such right to continue.

14.3 Liquidation.    Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner or, in the event the General Partner has been dissolved or removed, become bankrupt as defined in Section 14.1, or has withdrawn from the Partnership, a liquidator or liquidating committee selected by the mutual agreement of the Limited Partners shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the Limited Partners. The Liquidator shall agree not to resign at any time without 15 days prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal given by the Limited Partners. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be selected by the Limited Partners. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitations on sale set forth in this Agreement) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The

Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a)                                  the payment to creditors of the Partnership, including Partners, in order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to the appropriate person for such purposes:

(b)                                 to the Partners in proportion to the positive balances in their respective Capital Accounts; provided, however, that prior to such distribution, the Capital Accounts shall have been adjusted to reflect the allocations of Profits and Losses set forth in Article V hereof prior to such distribution; and thereafter

(c)                                  to the Partners in accordance with their respective Percentage Interests.

14.4 Distribution in Kind.    Notwithstanding the provisions of Section 14.3 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and/or may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.3(b) undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. The fair market value of any property distributed in kind shall be determined in accordance with Section 5.5 hereof.

14.5 Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership property as provided in Sections 14.3 and 14.4, the Partnership shall be terminated, and the Liquidator (or the General Partner and the Limited Partners, if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

14.6 Reasonable Time for Winding Up.    A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 in order to minimize any losses otherwise attendant upon such winding up.

14.7 Return of Capital.    Upon dissolution of the Partnership, the General Partner shall contribute an amount equal to the deficit balance in its Capital Account in accordance with Section 5.6. Other than as provided in the preceding sentence, no general partner or limited partner of the Partnership shall be required to restore a deficit in its Capital Account or shall be personally liable for the return of the Capital Contributions of any Partner or any portion thereof.

14.8 Waiver of Partition.     Each Partner waives any right to partition of the Partnership property.

ARTICLE XV

Amendment of Partnership Agreement

15.1 Amendment to be Adopted Solely by the General Partner.    Subject to Section 13.12, the General Partner (pursuant to its power of attorney from the Partners), without the consent of the Limited Partners, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, solely to reflect:

(a)             a change in the name of the Partnership or the location of the principal place of business of the Partnership;

(b)             a change that the General Partner, in its sole discretion, has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;

(c)               a change that (i) in the good faith discretion of the General Partner does not adversely affect the Limited Partners in any material respect or (ii) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(d)              an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provision of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or the “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

15.2 Amendment Procedures.    Amendments to this Agreement may be proposed by the General Partner or by any Limited Partner.

ARTICLE XVI

General Provisions

16.1 Addresses.     The address of each Partner for all purposes shall be the address of the principal place of business of the Partnership or such other address of which each other Partner has received written notice.

16.2 Notices.     All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communications) and shall be, as elected by the Person giving such notice, hand delivered by messenger or courier service, telecommunicated, or mailed (airmail, if international) by registered or certified mail, postage prepaid, return receipt requested. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated, if by telegraph, (c) on the date of transmission with confirmed answer-back, if by telex, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

16.3 Titles and Captions.    All articles or section titles or captions of this Agreement are for convenience only. They shall  not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

16.4 Pronouns and Plurals.     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

16.5 Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the Partners and their successors, legal representatives and permitted assigns.

16.6 Integration.    This Agreement constitutes the entire agreement among the Partners pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto.

16.7 Creditors.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

16.8 Waiver.    No failure by any Partner to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of such breach or any other covenant, duty, agreement or condition.

16.9 Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all Partners, notwithstanding that all Partners are not signatories to the original or the same counterpart. Each Partner shall become bound by this Agreement immediately upon affixing its signature hereto independently of the signature of any other Partner.

16.10 Applicable Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

16.11 Invalidity of Provisions.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

16.12 Enforcement Costs.   If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, a breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

16.13 Reference to Treasury Regulations.    Reference herein to specific provisions of the treasury Regulations should be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

IN WITNESS WHEREOF, the Partners have executed this Agreement on the date first above written.

TRUGREEN, INC.		SERVICEMASTER CONSUMER
(General Partner)		SERVICES LIMITED
PARTNERSHIP
(Class B Limited Partner)
By:	/s/ Vernon T. Squires
	Vernon T. Squires	By:	ServiceMaster Consumer
	Vice President		Services, Inc.

Attest:	/s/ Susan D. Krause	By:	/s/ Robert F. Keith
	Susan D. Krause		Robert F. Keith
	Assistant Secretary		Treasurer

SEE SCHEDULE A FOR
THE SIGNATURES OF THE
CLASS A LIMITED PARTNERS

SCHEDULE A

Class A Limited Partner

Signature Page

Ronald F. Anderegg

	Contribution
	Cash	Note	Total

Ronald F. Anderegg	21,600	194,400	216,000

Class A Limited Partner Individual Percentage Interest    1.2%

SCHEDULE A

Class A Limited Partner

Signature Page

Donald L. Boog

	Contribution
	Cash	Note	Total

Donald L. Boog	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

Signature Page

Mark D. Bradley

	Contribution
	Cash	Note	Total

Mark D. Bradley	7,200	64,800	72,000

Class A Limited Partner Individual Percentage Interest    0.4%

SCHEDULE A

Class A Limited Partner

Signature Page

Theodore E. Bullerdick

	Contribution
	Cash	Note	Total

Theodore E. Bullerdick	3,600	32,400	36,000

Class A Limited Partner Individual Percentage Interest    0.2%

SCHEDULE A

Class A Limited Partner

Signature Page

William S. Carr

	Contribution
	Cash	Note	Total

William S. Carr	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

 Signature Page

Michael L. Cook

	Contribution
	Cash	Note	Total

Michael L. Cook	7,200	64,800	72,000

Class A Limited Partner Individual Percentage Interest    0.4%

SCHEDULE A

Class A Limited Partner

Signature Page

Robert W. Constant

	Contribution
	Cash	Note	Total

Robert W. Constant	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

Signature Page

Michael J. Greer

	Contribution
	Cash	Note	Total

Michael J. Greer	3,600	32,400	36,000

Class A Limited Partner Individual Percentage Interest    0.2%

SCHEDULE A

Class A Limited Partner

Signature Page

William K. Hausbeck

	Contribution
	Cash	Note	Total

William K. Hausbeck	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

Signature Page

John R. Henry

	Contribution
	Cash	Note	Total

John R. Henry	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

Signature Page

Jack A. James

	Contribution
	Cash	Note	Total

Jack A. James	1,800	16,200	18,000

Class A Limited Partner Individual Percentage Interest    0.1%

SCHEDULE A

Class A Limited Partner

Signature Page

Scott D. Kacic

	Contribution
	Cash	Note	Total

Scott D. Kacic	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

Signature Page

Bruce E. Kamp

	Contribution
	Cash	Note	Total

Bruce E. Kamp	7,200	64,800	72,000

Class A Limited Partner Individual Percentage Interest    0.4%

SCHEDULE A

Class A Limited Partner

Signature Page

Donald K. Karnes

	Contribution
	Cash	Note	Total

Donald K. Karnes	50,400	453,600	504,000

Class A Limited Partner Individual Percentage Interest    2.8%

SCHEDULE A

Class A Limited Partner

Signature Page

Eugene L. Kidd, Jr.

	Contribution
	Cash	Note	Total

Eugene L. Kidd, Jr.	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

Signature Page

David M. Slott

	Contribution
	Cash	Note	Total

David M. Slott	27,000	243,000	270,000

Class A Limited Partner Individual Percentage Interest    1.5%

SCHEDULE A

Class A Limited Partner

Signature Page

Dennis R. Sutton

	Contribution
	Cash	Note	Total

Dennis R. Sutton	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

Signature Page

Mark E. Thompson

	Contribution
	Cash	Note	Total

Mark E. Thompson	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%

SCHEDULE A

Class A Limited Partner

Signature Page

Robert C. von Gruben

	Contribution
	Cash	Note	Total

Robert C. von Gruben	9,000	81,000	90,000

Class A Limited Partner Individual Percentage Interest    0.5%